Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 27, 2006 (except with respect to the matters described in the fourth paragraph, as to which the date is March 16, 2007), accompanying the consolidated financial statements and Schedule II included in the Annual Report of Savient Pharmaceuticals, Inc. and Subsidiaries on Form 10-K for the year ended December 31, 2006. We hereby consent to the incorporation by reference in the Registration Statements of Savient Pharmaceuticals, Inc. and Subsidiaries on Form S-8 (File No. 333-36121 effective August 7, 1997, File No. 333-33073 effective August 7, 1997, File No. 333-33075 effective September 22, 1997, File No. 333-64541 effective September 29, 1998, File No. 333-87344 effective May 1, 2002, File No. 333-127068 effective August 1, 2005).

/s/ Grant Thornton LLP
New York, New York
March 16, 2007